Exhibit 99.B(a)(ii)

BAILLIE GIFFORD FUNDS

Amendment No.1

to the Second Amended and Restated Agreement and Declaration of Trust of Baillie Gifford Funds

The undersigned, being at least a majority of the trustees of Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), effective as of June 22, 2017, hereby consent to and adopt this Amendment No. 1 (this “Amendment”) to the Trust’s Second Amended and Restated Agreement and Declaration of Trust dated February 27, 2017 (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, having determined this Amendment to be consistent with the fair and equitable treatment of all shareholders of the Trust, and hereby direct that this Amendment be filed with the Secretary of The Commonwealth of Massachusetts.

Section 6 of Article III of the Declaration of Trust is hereby amended by replacing the first paragraph of the Section with the following paragraph:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, each of the following Series and classes shall be, and is hereby, established and designated:  The International Equity Fund, The International Choice Fund, The EAFE Fund, The EAFE Choice Fund, The EAFE Pure Fund, The Emerging Markets Fund, The Global Alpha Equity Fund, The U.S. Equity Growth Fund, The Long Term Global Growth Equity Fund, The Asia Ex Japan Fund, The Global Select Equity Fund, The Positive Change Equity Fund and The International Concentrated Growth Fund. With respect to all the aforementioned series of the Trust except The Asia Ex Japan Fund, The U.S. Equity Growth Fund, The Global Select Equity Fund, The Positive Change Equity Fund and The International Concentrated Growth Fund, Class 2 Shares, Class 3 Shares, Class 4 Shares and Class 5 Shares, which each such Series may issue from time to time, and with respect to all the aforementioned series of the Trust except The International Choice Fund, Class K Shares and Institutional Class Shares, which each such Series may issue from time to time, shall be, and are hereby, established and designated, which classes shall have the respective rights and preferences as may be determined from time to time by the Trustees.

This Amendment may be executed in any number of counterparts each of which shall be deemed an original.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his hand as of the day and year first above written.

/s/ David W. Salter	/s/ George W. Browning
David W. Salter, Trustee	George W. Browning, Trustee

/s/ Howard W. Chin	/s/ Bruce C. Long
Howard W. Chin, Trustee	Bruce C. Long, Trustee

/s/ Robert E. Rigsby
Robert E. Rigsby, Trustee